Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	April 23, 2026	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Its First Quarter Distribution

DALLAS, TEXAS — Dorchester Minerals, L.P. (NASDAQ:DMLP) announced today the Partnership’s first quarter 2026 cash distribution. The distribution of $0.475036 per common unit represents activity for the three-month period ended March 31, 2026 and is payable on May 14, 2026 to common unitholders of record as of May 4, 2026.

Cash receipts attributable to the Partnership’s Royalty Properties during the first quarter totaled approximately $26.6 million. Approximately 76% of these receipts reflect oil sales during December 2025 through February 2026 and natural gas sales during November 2025 through January 2026, and approximately 24% from prior sales periods. The average realized prices for oil and natural gas sales cash receipts attributable to the Royalty Properties during the first quarter of 2026 were $51.79/bbl and $2.27/mcf. There were no cash receipts attributable to the Partnership’s Net Profits Interests during the first quarter due to capital expenditures reserved by the Operating Partnership for Bakken drilling commitments.

Cash receipts attributable to lease bonus and other income during the first quarter totaled approximately $1.4 million.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty and net profits interests located in 28 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Although a portion of Dorchester Minerals, L.P.’s income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Dorchester Minerals, L.P.’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Dorchester Minerals, L.P.’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate for individuals or corporations, as applicable. Nominees, and not Dorchester Minerals, L.P., are treated as withholding agents responsible for withholding on distributions received by them on behalf of non-U.S. investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.